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                                                                   EXHIBIT 99.1


                    NEWS RELEASE
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                    INVESTOR RELATIONS CONTACT: LISA DESCENZA AT (978) 689-0333


            NAHC, INC. MERGES WITH AND INTO J. L. HALSEY CORPORATION

LAS VEGAS, NEVADA AND KING OF PRUSSIA, PENNSYLVANIA, JUNE 19, 2002 - J. L. Halsey Corporation ("J. L. Halsey"), a wholly owned subsidiary of NAHC, Inc., a Delaware corporation ("NAHC"), announced that, at the adjourned annual meeting of NAHC stockholders held on June 13, 2002, the holders of a majority of NAHC's outstanding shares of common stock approved the Certificate of Ownership and Merger pursuant to which NAHC merged with and into J. L. Halsey on June 18, 2002, with J. L. Halsey being the surviving corporation. As a result of the merger, each share of NAHC common stock, $0.01 par value, was converted into one share of J. L. Halsey's common stock, $0.01 par value (the "Common Stock").

The primary purpose of the merger is to implement transfer restrictions on the Common Stock in order to reduce the risk of an unfavorable ownership change and to preserve the ability to potentially utilize NAHC's tax net operating losses. In general, these restrictions will prohibit, without the prior approval of the Board of Directors, the direct or indirect disposition or acquisition of any of the Common Stock by or to any holder who owns or would so own upon the acquisition (either directly or through the tax attribution rules) 5% or more of the Common Stock. The transfer restrictions are contained in paragraph (A)(2) of Article Fifth of J. L. Halsey's Certificate of Incorporation and all stock certificates issued by J. L. Halsey will contain a legend that summarizes the transfer restrictions.

At the annual meeting, NAHC's stockholders also approved the re-election of John
H. Foster, David R. Burt, Charles E. Finelli, Timothy E. Foster and Stephen E. O'Neil as the directors of NAHC, who will continue to serve as the directors of
J. L. Halsey. William T. Comfort, III, recently appointed to serve on the NAHC board, will also serve as a director of J. L. Halsey. The directors of J. L. Halsey will serve three-year staggered terms.

J. L. Halsey currently has no operating business.


EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS PRESS RELEASE, INCLUDING STATEMENTS AS TO THE EXPECTED BENEFITS OF THE MERGER, ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS AND THE BUSINESS PROSPECTS OF NAHC, INC. AND J. L. HALSEY CORPORATION ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT MAY CAUSE NAHC, INC.'S AND J. L. HALSEY CORPORATION'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, THE POSSIBILITY THAT THE ANTICIPATED BENEFITS FROM THE MERGER CANNOT BE FULLY REALIZED, COMPETITION, GOVERNMENT REGULATION OR ACTION, LITIGATION, NAHC'S AND J. L. HALSEY'S ABILITY TO IMPLEMENT THEIR BUSINESS PLANS, AND ACCESS TO AND COST OF CAPITAL. THESE AND OTHER RISKS ARE DESCRIBED IN NAHC'S 10-K AND 10-Q REPORTS AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.